                                                                   EXHIBIT 10.13



                          LOAN AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                           FLEET CAPITAL CORPORATION

                                      AND

                        BAYARD DRILLING TECHNOLOGY, INC.



                             DATED:   JUNE 18, 1998

                                  $10,000,000

                               TABLE OF CONTENTS

                                                                                                          Page
SECTION 1. CREDIT FACILITY                                                                                 1
   1.1        REVOLVING CREDIT LOANS.                                                                      1
   1.2        LETTERS OF CREDIT; LC GUARANTIES                                                             2
   1.3        ALL LOANS TO CONSTITUTE ONE OBLIGATION                                                       2
   1.4        RELEASE OF TREND                                                                             2
SECTION 2. INTEREST, FEES AND CHARGES                                                                      2
   2.1        INTEREST                                                                                     2
   2.2        COMPUTATION OF INTEREST AND FEES                                                             4
   2.3        AMENDMENT FEE                                                                                4
   2.4        LETTER OF CREDIT AND LC GUARANTY FEES                                                        4
   2.5        COMMITMENT FEE                                                                               4
   2.6        SERVICING FEE                                                                                4
   2.7        AUDIT AND APPRAISAL FEES                                                                     4
   2.8        REIMBURSEMENT OF EXPENSES                                                                    4
   2.9        BANK CHARGES                                                                                 5
   2.10       LINE DEBIT FOR CHARGES                                                                       5
SECTION 3. LOAN ADMINISTRATION                                                                             5
   3.1        MANNER OF BORROWING REVOLVING CREDIT LOANS                                                   5
   3.2        PAYMENTS                                                                                     6
   3.3        APPLICATION OF PAYMENTS AND COLLECTIONS                                                      7
   3.4        LOAN ACCOUNT                                                                                 7

   3.5        STATEMENTS OF ACCOUNT                                                                        7
SECTION 4. TERM AND TERMINATION                                                                            8
   4.1        TERM OF AGREEMENT                                                                            8
   4.2        TERMINATION                                                                                  8
SECTION 5. SECURITY INTERESTS                                                                              9
   5.1        SECURITY INTEREST IN COLLATERAL                                                              9
   5.2        INTENTIONALLY OMITTED                                                                        9
   5.3        LIEN PERFECTION; FURTHER ASSURANCES                                                          9
   5.4        LIEN ON REALTY                                                                               10
SECTION 6. COLLATERAL ADMINISTRATION                                                                       10
   6.1        GENERAL                                                                                      10
   6.2        ADMINISTRATION OF ACCOUNTS                                                                   11
   6.3        INTENTIONALLY OMITTED                                                                        12
   6.4        ADMINISTRATION OF DRILLING RIGS                                                              13
   6.5        PAYMENT OF CHARGES                                                                           13
SECTION 7. REPRESENTATIONS AND WARRANTIES                                                                  14
   7.1        GENERAL REPRESENTATIONS AND WARRANTIES                                                       14
   7.2.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES                                                   19
SECTION 8. COVENANTS AND CONTINUING AGREEMENTS                                                             19
   8.1        AFFIRMATIVE COVENANTS                                                                        19
   8.2        NEGATIVE COVENANTS                                                                           22
   8.3        SPECIFIC FINANCIAL COVENANTS                                                                 29

SECTION 9. CONDITIONS PRECEDENT                                                                            29
   9.1        DOCUMENTATION                                                                                29
   9.2        NO DEFAULT                                                                                   29
   9.3        OTHER LOAN DOCUMENTS                                                                         29
   9.4        CERTIFICATE OF LIMITED PARTNERSHIP                                                           29
   9.5        PARTNERSHIP AGREEMENT                                                                        29
   9.6        ARTICLES OF INCORPORATION; OPERATING AGREEMENT                                               30
   9.7        GOOD STANDING CERTIFICATES                                                                   30
   9.8        OPINION LETTERS                                                                              30
   9.9        INSURANCE                                                                                    30
   9.10       DOMINION ACCOUNT                                                                             30
   9.11       REPRESENTATIONS                                                                              30
   9.12       NO LITIGATION                                                                                30
   9.13       EVIDENCE OF PERFECTION AND PRIORITY OF LIENS IN COLLATERAL                                   30
   9.14       CIT INTERCREDITOR AGREEMENT                                                                  30
   9.15       NO MATERIAL ADVERSE CHANGE                                                                   31
SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT                                              31
   10.1       EVENTS OF DEFAULT                                                                            31
   10.2       ACCELERATION OF THE OBLIGATIONS                                                              33
   10.3       OTHER REMEDIES                                                                               33
   10.4       REMEDIES CUMULATIVE; NO WAIVER                                                               35
SECTION 11. MISCELLANEOUS                                                                                  35
   11.1       POWER OF ATTORNEY                                                                            35

   11.2       INDEMNITY                                                                                    36
   11.3       MODIFICATION OF AGREEMENT; SALE OF INTEREST                                                  37
   11.4       SEVERABILITY                                                                                 37
   11.5       SUCCESSORS AND ASSIGNS                                                                       38
   11.6       CUMULATIVE EFFECT; CONFLICT OF TERMS                                                         38
   11.7       EXECUTION IN COUNTERPARTS                                                                    38
   11.8       NOTICE                                                                                       38
   11.9       LENDER'S CONSENT                                                                             39
   11.10      CREDIT INQUIRIES                                                                             39
   11.11      TIME OF ESSENCE                                                                              39
   11.12      ENTIRE AGREEMENT; APPENDIX A AND EXHIBITS  AND SCHEDULES                                     39
   11.13      INTERPRETATION                                                                               40
   11.14      GOVERNING LAW; CONSENT TO FORUM                                                              40
   11.15      WAIVERS BY BORROWER                                                                          41
   11.16      ORAL AGREEMENTS INEFFECTIVE                                                                  41
   11.17      NONAPPLICABILITY OF CHAPTER 346 OF THE TEXAS FINANCE CODE                                    41
   11.18      CERTAIN MATTERS OF CONSTRUCTION                                                              42
   11.19      RELEASE                                                                                      42
   11.20      AMENDMENT AND RESTATEMENT                                                                    42
   11.21      JOINDER                                                                                      42

                                                                   Exhibit 10.13

                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

         THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made this 18th day of June, 1998, by and between FLEET CAPITAL CORPORATION ("Lender"), a Rhode Island corporation with an office at 2711 North Haskell Avenue, Suite 2100, LB 21, Dallas, Texas 75204, and Bayard Drilling Technologies, Inc., a Delaware corporation ("Bayard" or "Borrower"), with its chief executive office and principal place of business at 4005 N.W. Expressway, Oklahoma City, Oklahoma 73116 and joined in by Bayard Drilling, L.P., a Delaware limited partnership ("Drilling LP") for the purposes described in Section 11.21 below (the "Agreement"). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

SECTION 1.       CREDIT FACILITY

         Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lender agrees to make a total credit facility of up to $10,000,000 available upon Borrower's request therefor, as follows:

         1.1     Revolving Credit Loans.

                 1.1.1 Loans and Reserves. Lender agrees, during the term of this Agreement and for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrower from time to time, as requested by Borrower in the manner set forth in Section 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the Borrowing Base. Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender shall deem necessary or appropriate, against the amount of Revolving Credit Loans which Borrower may otherwise request under this
Section 1.1.1, including, without limitation, with respect to (i) any sums chargeable against Borrower's Loan Account as Revolving Credit Loans under any section of this Agreement; (ii) amounts owing by Borrower and/or Drilling LP to any Person to the extent secured by a Lien on, or trust over, any Property of Borrower and/or Drilling LP other than the CIT Debt; (iii) all amounts of past due rent or other charges owing at such time by Borrower and/or Drilling LP to any landlord of any premises where any of the Collateral is located; and (iv) such other matters, events, conditions or contingencies as to which Lender, in its reasonable judgment, determines reserves should be established from time to time hereunder.

                 1.1.2 Use of Proceeds. The Revolving Credit Loans shall be used solely for general corporate purposes and capital needs of the Borrower and its Subsidiaries, in a manner consistent with the provisions of this Agreement and Applicable Law. In no event shall any proceeds of any Revolving Credit Loans be used to purchase or to carry, reduce, retire or refinance any Indebtedness incurred to purchase or carry any margin stock (within the meaning of Regulations G or U of the Federal Reserve Board).

         1.2 Letters of Credit; LC Guaranties. Lender agrees, for so long as no Default or Event of Default exists and if requested by Borrower, to (i) issue its, or cause to be issued by its Affiliates, standby Letters of Credit for the account of Borrower or (ii) execute LC Guaranties by which Lender or its Affiliates shall guaranty the payment or performance by Borrower of its reimbursement obligations with respect to standby Letters of Credit, provided that the LC Amount at any time shall not exceed $2,000,000. No Letter of Credit or LC Guaranty may have an expiration date that is after the last day of the Original Term. Any amounts paid by Lender under any LC Guaranty or in connection with any Letter of Credit shall be treated as Revolving Credit Loans, shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Revolving Credit Loans.

         1.3 All Loans to Constitute One Obligation. All Loans shall constitute one general obligation of Borrower, and shall be secured by Lender's security interest in and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time or times hereafter granted by Borrower or any Subsidiary to Lender.

         1.4 Release of Trend. Trend is hereby released from its obligations under the Original Loan Agreement. Such release shall not affect Trend's obligations as Guarantor or party to a Security Agreement.

SECTION 2.       INTEREST, FEES AND CHARGES

         2.1     Interest.

                 2.1.1 Rates of Interest. The outstanding principal amount of the Loans shall bear interest at a fluctuating rate per annum equal to the lesser of (a) one and one-half percent (1.5 %) above the Base Rate (the "Applicable Annual Rate") and (b) the Maximum Legal Rate. The rate of interest applicable to all Loans shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs.

                 2.1.2 Default Rate of Interest. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to the lesser of (a) two percent (2.00%) above the Applicable Annual Rate and (b) the Maximum Legal Rate.

                 2.1.3 Maximum Interest. (A) Notwithstanding anything to the contrary in this Agreement or otherwise, (i) if at any time the amount of interest computed on the basis of an Applicable Annual Rate or a Default Rate would exceed the amount of such interest computed upon the basis of the maximum rate of interest permitted by applicable state or federal law in effect from time to time hereafter (the "Maximum Legal Rate"), the interest payable under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in such Applicable Annual Rate or Default Rate, as applicable, shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of an Applicable Annual Rate or Default Rate, as applicable; and (ii) unless preempted by federal law, an Applicable Annual Rate or Default Rate, as applicable, from time to time in effect hereunder may not exceed the applicable "annual ceiling" as defined in Chapter 303, Optional Interest Rate Ceilings of the Texas Finance Code. If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lender by reason thereof shall be payable in accordance with Section 3.2.2 hereof.

                          (B)     Excess Interest.  No agreements, conditions,
provisions or stipulations contained in this Agreement or any other instrument, document or agreement between Borrower and Lender or default of Borrower, or the exercise by Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other Loan Document, or the arising of any contingency whatsoever, shall entitle Lender to contract for, charge, or receive, in any event, interest exceeding the Maximum Legal Rate. In no event shall Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Legal Rate ("Excess Interest"), Borrower acknowledges and stipulates that any such contract, charge, or receipt shall be the result of an accident and bona fide error, and that any Excess received by Lender shall be applied, first, to reduce the principal then unpaid hereunder; second, to reduce the other Obligations; and third, returned to Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Borrower recognizes that, with fluctuations in the Base Rate and the Maximum Legal Rate, such a result could inadvertently occur. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess Interest shall constitute the acceptance by Borrower of such Excess Interest, and (ii) to the extent permitted by law, Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the maximum authorized by applicable law. For the purpose of determining whether or not any Excess Interest has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

                          (C)   Incorporation by this Reference.  The
provisions of Section 2.1.3(B) shall be deemed to be incorporated into every document or communication relating to the Obligations which sets forth or prescribes any account, right or claim or alleged account, right or claim of Lender with respect to Borrower (or any other obligor in respect of Obligations including, without limitation, Drilling LP), whether or not any provision of
Section 2.1.3(B) is
referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the Obligations of Borrower (or any other obligor) asserted by Lender thereunder, be automatically re-computed by Borrower or any such obligor, and by any court considering the same, to give effect to the adjustments or credits required by
Section 2.1.3(B).

         2.2 Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees and commitment fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For the purpose of computing interest hereunder, all items of payment received by Lender shall be deemed applied by Lender on account of the Obligations (subject to final payment of such items) one (1) Business Day after receipt by Lender of such items in Lender's account located in Atlanta, Georgia, and Lender shall be deemed to have received such items of payment on the date specified in Section 3.3 hereof.

         2.3 Amendment Fee. Borrower shall pay to Lender, on the Amendment Date, an amendment fee in the amount of $20,000.

         2.4 Letter of Credit and LC Guaranty Fees. Borrower shall pay to Lender for standby Letters of Credit and LC Guaranties of standby Letters of Credit, two percent (2.00%) per annum of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty, shall be due and payable on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

         2.5 Commitment Fee. Borrower shall pay to Lender a commitment fee equal to one-half of one percent (.5%) per annum of the amount by which the Average Monthly Revolving Credit Loan Balance is less than the Total Credit Facility. The commitment fee shall be payable monthly, in arrears, on the last day of each calendar month hereafter.

         2.6 Servicing Fee. Borrower shall pay to Lender an annual servicing fee of $20,000. This servicing fee shall be paid in equal installments of $5,000, payable on the first day of each April, July, October, and January thereafter.

         2.7 Audit and Appraisal Fees. Borrower shall reimburse Lender for all actual out-of-pocket costs and expenses incurred by Lender in connection with audits and appraisals of Borrower and/or any Subsidiary's books and records and such other matters as Lender shall deem appropriate. All such out-of-pocket expenses shall be payable on demand.

         2.8 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Lender incurs reasonable legal expenses or any accounting expenses or any other costs or out-of-pocket expenses in connection with (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any sale or attempted sale of any interest herein to any other Person; (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's or any Loan Party's affairs; (iv) any attempt to enforce any rights of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, including the Account Debtors; or (v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other costs and out of pocket expenses of Lender shall be charged to Borrower. All amounts chargeable to Borrower under this Section 2.8 shall be Obligations secured by all of the Collateral, shall be payable on demand to Lender and shall bear interest from the date such demand is made until paid in full at the rate applicable to Revolving Credit Loans from time to time. Borrower shall also reimburse Lender for expenses incurred by Lender in its administration of the Collateral to the extent and in the manner provided in Section 6 hereof.

         2.9 Bank Charges. Borrower shall pay to Lender, on demand, any and all normal and customary fees, costs or expenses which Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender, of proceeds of loans made by Lender to Borrower pursuant to this Agreement and
(ii) the depositing for collection, by Lender, of any check or item of payment received or delivered to Lender on account of the Obligations.

         2.10 Line Debit for Charges. Lender may, at its option, make a Revolving Credit Loan to reimburse itself for any and all amounts payable by Borrower to Lender hereunder. Alternatively, Lender may invoice Borrower for any such amounts and, in such case and notwithstanding anything contained herein to the contrary, interest shall not begin to accrue on such amounts until five (5) days after the delivery by Lender of such invoice.

SECTION 3.       LOAN ADMINISTRATION

         3.1 Manner of Borrowing Revolving Credit Loans. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

                 3.1.1 Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower shall give Lender notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, no later than 11:00 a.m. Dallas, Texas time on the proposed borrowing date; provided, however, Lender shall have the right to refuse to accept such a request or make a Revolving Credit Loan if at such time there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement or under any of the other Loan Documents, whether as principal, accrued interest, fees or other charges, shall be deemed irrevocably to be a request by Borrower from Lender for a Revolving Credit Loan on the due date of, and in an aggregate amount required to pay, such principal, accrued interest, fees or other charges, and the proceeds of any such Revolving Credit Loan may





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
be disbursed by Lender by way of direct payment of the relevant Obligation (whether or not any Default, Event of Default or Out-of-Formula Condition exists at the time of or would result from such Revolving Credit Loan) and shall bear interest at the rate of interest applicable to Revolving Credit Loans. As an accommodation to Borrower, Lender may permit telephonic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Unless Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to Lender telephonically or electronically and purporting to have been sent to Lender by any individual from time to time designated by Borrower as an authorized officer and Lender shall have no duty to verify the origin or authenticity of any such communication.

                 3.1.2 Disbursement. Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to this Section 3.1.2 as follows: (i) the proceeds of each Revolving Credit Loan requested under Section 3.1.1(i) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, by wire transfer to such bank account as may be agreed upon by Borrower and Lender from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan requested under Section 3.1.1(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.

                 3.1.3 Authorization. Borrower hereby irrevocably authorizes Lender, in Lender's sole discretion, to advance to Borrower, and to charge to Borrower's Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all costs, fees and expenses at any time owed by Borrower to Lender hereunder.

         3.2 Payments. All payments with respect to any of the Obligations shall be made to Lender on the date when due, in Dollars and in immediately available funds, without any offset or counterclaim. Except where evidenced by notes or other instruments issued or made by Borrower to Lender specifically containing payment provisions which are in conflict with this Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

                 3.2.1 Principal. Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Lender immediately upon the earliest of (i) the receipt by Lender, Borrower or any other Loan Party of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that if an Out-of-Formula Condition shall exist at any time, Borrower shall, on demand, repay the Obligations to the extent necessary to eliminate the Out-of-Formula Condition.





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
                 3.2.2 Interest. Interest accrued on the Revolving Credit Loans shall be due on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations or (iii) termination of this Agreement pursuant to Section 4 hereof.

                 3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrower as and when provided in Section 2 hereof, to Lender or to any other Person designated by Lender in writing.

                 3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Lender as and when provided in this Agreement, the Other Agreements or the Security Documents, or, if no date of payment is otherwise specified in the Loan Documents, on demand.

         3.3 Application of Payments and Collections. All items of payment received by Lender by 12:00 noon, Dallas, Texas time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Dallas, Texas time, on any Business Day shall be deemed received on the following Business Day. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records. If as the result of collections of Accounts as authorized by Section 6.2.6 hereof a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists. Lender may, at its option, offset such credit balance against any of the Obligations upon and after the occurrence of an Event of Default.

         3.4 Loan Account. Lender shall establish an account on its books (the "Loan Account") and shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

         3.5 Statements of Account. Lender will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement supported, if requested by Borrower, by appropriate documentation, and such account rendered by Lender shall be deemed final, binding and conclusive upon Borrower unless Lender is notified by Borrower in writing to the contrary within sixty (60) days after the date each accounting is deemed to have been sent pursuant to Section 11.8 hereof. Such notice shall only be deemed an objection to those items specifically objected to therein.





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
SECTION 4.       TERM AND TERMINATION

         4.1 Term of Agreement. Subject to Section 4.2 hereof and Lender's right to cease making Loans to Borrower upon or after the occurrence of any Default or Event of Default, this Agreement shall terminate on April 30, 2000 (the "Original Term").

         4.2     Termination.

                 4.2.1 Termination by Lender. After the occurrence and during the continuation of an Event of Default, Lender may terminate this Agreement without notice.

                 4.2.2 Termination by Borrower. Upon at least sixty (60) days prior written notice to Lender, Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower has paid all of the Obligations in immediately available funds and all Letters of Credit and LC Guaranties have expired or have been cash collateralized to Lender's satisfaction. Any notice of termination given by Borrower shall be irrevocable unless Lender otherwise agrees in writing, and Lender shall have no obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

                 4.2.3 Termination Charges. On the effective date of termination of this Agreement for any reason, Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents) as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to two percent (2%) of the Total Credit Facility if termination occurs during the second twelve-month period of the Original Term (May 1, 1998, through April 30, 1999); and one percent (1%) of the Total Credit Facility if termination occurs during the third twelve-month period of the Original Term (May 1, 1999, through April 30, 2000). If termination occurs on the last day of the Original Term, no termination charge shall be payable.

                 4.2.4 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds, together with the applicable termination charge, if any. Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrower, or any other Loan Party or any Account Debtor and applied to the Obligations, Lender shall, at its option (i) have received a written agreement, executed by Borrower, Drilling LP and by any Person whose loans or other





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
advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) have retained such monetary reserves and Liens on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage.

SECTION 5.       SECURITY INTERESTS

         5.1 Security Interest in Collateral. To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in and Lien upon all of Borrower's right, title and interest in and to the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

                 (i) All accounts (as defined in Section 9.106 of the Code);

                 (ii)     All Inventory;

                 (iii) All General Intangibles (excluding, to the extent included, drilling contracts other than the Drilling Contracts);

                 (iv) All investment property (as defined in Section 9.115 of the Code);

                 (v)      the El Reno Property;

                 (vi)     the Drilling Rigs;

                 (vii)    the Drilling Contracts;

                 (viii) All monies and other Property of any kind now or at any time or times hereafter in the possession or under the control of Lender or a bailee or Affiliate of Lender;

                 (ix) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (viii) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral; and

                 (x) All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of Borrower pertaining to any of (i) through (ix) above.

         5.2     Intentionally Omitted.

         5.3 Lien Perfection; Further Assurances. Borrower shall execute such UCC-1 financing statements as are required by the Code and such other instruments, assignments or documents as are necessary to perfect Lender's Lien upon any of the Collateral (other than motor vehicles and investment property) and shall take such other action as may be required to perfect or to continue the perfection of Lender's Lien upon such Collateral. Unless prohibited by Applicable Law, Borrower hereby authorizes Lender to execute and file any such financing statement on Borrower's behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Lender's reasonable request, Borrower shall also promptly execute or cause to be executed and shall deliver to Lender any and all documents, instruments and agreements deemed necessary by Lender to give effect to or carry out the terms or intent of the Loan Documents.

         5.4 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by a Lien upon the El Reno Property owned by Drilling LP.

SECTION 6.       COLLATERAL ADMINISTRATION

         6.1     General

                 6.1.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit and Drilling Rigs, the locations of which are reported to Lender pursuant to Section 6.4.4 hereof, motor vehicles and investment property held in an account with a securities intermediary, shall at all times be kept by Borrower and its Subsidiaries at one or more of the business locations set forth in Exhibit A hereto and shall not, without the prior written approval of Lender, be moved therefrom except, prior to an Event of Default and Lender's acceleration of the maturity of the Obligations in consequence thereof, for (i) sales and other movement of Inventory in the ordinary course of business, and (ii) removals in connection with dispositions of Drilling Rigs that are authorized by Section 6.4.2 hereof.

                 6.1.2 Insurance of Collateral. Borrower shall maintain and pay, and cause each Subsidiary to maintain and pay, for insurance upon all Collateral wherever located and with respect to Borrower's and its Subsidiaries' business, covering casualty, hazard, public liability and such other risks in such amounts and with such insurance companies as is carried by prudent owners of similar assets engaged in similar operations (at the time of issue of the policies in question) and approved by Lender. Borrower or such Subsidiary shall deliver the originals or certified copies of such policies to Lender with satisfactory lender's loss payable endorsements, which policies shall name Lender as a loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever, unless such cancellation is a result of non-payment of premiums in which case 10 days prior written notice shall be given to Lender, and a clause specifying that the interest of Lender shall not be impaired or invalidated regardless of any breach of or violation by Borrower or a Subsidiary of any warranties, declarations or conditions contained in said policy. If Borrower or a Subsidiary fails to provide and pay for such insurance, Lender may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees, and shall cause each Subsidiary as applicable, to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

                 6.1.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Lender to any Person to realize upon any Collateral shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Lender may, at its option, but shall not be required to, pay the same and charge Borrower therefor. Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrower's sole risk.

         6.2     Administration of Accounts.

                 6.2.1 Records, Schedules and Assignments of Accounts. Drilling LP shall keep accurate and complete records of the Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall request a sales and collections report for the preceding period, in form satisfactory to Lender. On or before the fifteenth day of each month from and after the date hereof, Drilling LP shall deliver to Lender, in form acceptable to Lender, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Lender's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request. In addition, if Accounts in an aggregate face amount in excess of $350,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts or otherwise established by Lender, Drilling LP shall notify Lender of such occurrence on the first Business Day following the day such occurrence becomes known to Drilling LP and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Lender, Drilling LP shall execute and deliver to Lender agings and formal written assignments of all of the Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

                 6.2.2 Discounts, Allowances, Disputes. If Drilling LP grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Drilling LP shall report such discounts, allowances or credits, as the case may be, to Lender as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $350,000 are in dispute between Drilling LP and any Account Debtor, Drilling LP shall provide Lender with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon and after the occurrence of an Event of Default, Lender shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as

Lender may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorney's fees, to Borrower.

                 6.2.3 Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Lender is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Drilling LP and to charge Borrower therefor; provided, however, that Lender shall not be liable for any such taxes to any governmental taxing authority that may be due by Drilling LP or Borrower.

                 6.2.4 Account Verification. Whether or not a Default or an Event of Default has occurred, any of Lender's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender, any designee of Lender, Borrower or Drilling LP, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, facsimile transmission or otherwise. Borrower and Drilling LP shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

                 6.2.5 Maintenance of Dominion Account. Drilling LP shall maintain a Dominion Account pursuant to a lockbox arrangement acceptable to Lender with such banks as may be selected by Drilling LP and be acceptable to Lender. Drilling LP shall issue to any such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox to the Dominion Account for application on account of the Obligations. All funds deposited in the Dominion Account shall immediately become the property of Lender and Drilling LP shall obtain the agreement by such banks in favor of Lender to waive any offset rights against the funds so deposited.

                 6.2.6 Collection of Accounts, Proceeds of Collateral. To expedite collection, Drilling LP shall endeavor in the first instance to make collection of the Accounts for Lender. All remittances received by Borrower and/or Drilling LP in respect of the Accounts, together with the proceeds of any other Collateral, shall be held as Lender's property by Borrower or Drilling LP, as the case may be, as trustee of an express trust for Lender's benefit and Borrower or Drilling LP, as the case may be, shall immediately deposit, or cause to be deposited, same in kind in the Dominion Account. Lender retains the right at all times after the occurrence of an Event of Default to notify Account Debtors (and account debtors of Borrower with respect to Borrower's accounts) that Accounts, or accounts, the case may be, have been assigned to Lender and to collect Accounts, or accounts, as the case may be, directly in its own name and to charge the collection costs and expenses, including reasonable attorneys' fees to Borrower.

         6.3     Intentionally Omitted.

         6.4     Administration of Drilling Rigs.

                 6.4.1 Records and Schedules of Drilling Rigs. Borrower, Drilling LP, and each other Subsidiary shall keep accurate records itemizing and describing the kind, type, quality, quantity and value of the Drilling Rigs and related equipment respectively owned by any of them, and all dispositions made in accordance with Section 6.4.2 hereof, and shall furnish Lender with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Lender. Immediately on request therefor by Lender, Borrower, Drilling LP, and each other Subsidiary shall deliver to Lender any and all evidence of ownership, if any, of any of the Drilling Rigs and related equipment respectively owned by any of them.

                 6.4.2 Dispositions of Drilling Rigs. Borrower will not, and shall cause Drilling LP and each other Subsidiary to not, sell, lease or otherwise dispose of or transfer any of the Drilling Rigs or any part thereof without the prior written consent of Lender; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Drilling Rigs and related equipment which, in the aggregate during any fiscal year of Borrower, has a fair market value or book value, whichever is less, of $1,000,000 or less, (ii) replacements of Drilling Rigs and related equipment that are substantially worn, damaged or obsolete with Drilling Rigs and related equipment of like kind, function and value, provided that the replacement equipment or Drilling Rigs shall be acquired prior to or concurrently with any disposition of the Drilling Rigs and related equipment that is to be replaced, the replacement Drilling Rigs and related equipment or Drilling Rigs shall be free and clear of Liens other than Permitted Liens, or (iii) dispositions of Drilling Rigs permitted under Section 8.2.9 hereof.

                 6.4.3 Condition of Drilling Rigs. Borrower, Drilling LP, each other Subsidiary represent and warrant to Lender that the Drilling Rigs are in good operating condition and repair according to customary oil and gas industry practice, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Drilling Rigs shall be maintained and preserved in accordance with such practice, reasonable wear and tear excepted. Borrower, Drilling LP, and each other Subsidiary will not permit any of the and Drilling Rigs to become affixed to any real Property leased to Borrower or any Subsidiary so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Lender, and Borrower, Drilling LP, and each other Subsidiary will not permit any of the Drilling Rigs to become an accession to any personal Property that is subject to a Lien unless the Lien is a Permitted Lien.

                 6.4.4    Location of Drilling Rigs.  Not later than fifteen
(15) days after the end of each month hereafter, Borrower and Drilling LP shall cause to be prepared and furnish to Lender a schedule indicating the precise location of each Drilling Rig as of the end of such month.

         6.5     Payment of Charges.  All amounts chargeable to Borrower under
Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Revolving Credit Loans from time to time.

SECTION 7.       REPRESENTATIONS AND WARRANTIES

         7.1 General Representations and Warranties. To induce Lender to enter into this Agreement and to make advances hereunder, Borrower and as the case may be, Drilling LP, warrants and represents to Lender and covenants with Lender that:

                 7.1.1. Organization and Qualification. Borrower and each of its Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Borrower and its Subsidiaries are duly qualified and authorized to do business and in good standing in each state or jurisdiction listed on Exhibit B hereto and in all other states and jurisdictions where the character of its Properties or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

                 7.1.2. Corporate Power and Authority. Each of Borrower and its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate, membership or partnership action, as the case may be, and do not and will not (i) require any consent or approval of the shareholders of Borrower or its corporate Subsidiaries, partners of Drilling LP or members of Drilling LLC;
(ii) contravene Borrower's or its corporate Subsidiaries charter, articles or certificate of incorporation or by-laws, Drilling LP's certificate of limited partnership or its partnership agreement; or Drilling LLC's operating agreement; (iii) violate, or cause Borrower or its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or its Subsidiaries, as the case may be; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or its Subsidiaries is a party or by which any one of which or any of their respective Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower its Subsidiaries.

                 7.1.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of Borrower and its Subsidiaries, as the case may be, enforceable against it in accordance with its respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or by principles of equity pertaining to the availability of equitable remedies.

                 7.1.4. Capital Structure on the Amendment Date. Exhibit C hereto states (i) the correct name of each of the Subsidiaries of Borrower, its jurisdiction of incorporation, formation or organization, as the case may be, and the percentage of its Voting Stock owned by Borrower, and, in the case of Drilling LP, the respective partnership units and percentage interest, including the general or limited nature thereof, held by each of Trend, Bonray and Drilling LLC, (ii) the name of each of Borrower's corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder (if such holder owns or controls five percent (5%) or more of the outstanding securities) of all outstanding Securities (including partnership interests) of Borrower and each Subsidiary of Borrower, and (iv) the number of authorized, issued and treasury shares of Borrower and each Subsidiary of Borrower. Borrower has good title to all of the shares it purports to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable. Trend, Bonray and Drilling LLC have good title to all partnership interests they purport to own in Drilling LP, free and clear in each case of any Lien. Except as set forth on Exhibit C there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock,. membership interest or partnership interest of any Subsidiary.

                 7.1.5. Corporate Names. Neither Borrower nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names except those listed on Exhibit D hereto. Except as set forth on Exhibit D neither Borrower nor any of its Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

                 7.1.6. Business Locations; Agent for Process. Borrower's and its Subsidiaries' chief executive office and other places of business are as listed on Exhibit A hereto. During the preceding five-year period, neither Borrower nor any of its Subsidiaries has had an office or place of business other than as listed on Exhibit A. Except as shown on Exhibit A no Inventory of Borrower is stored with a bailee, warehouseman or similar Person, nor is any Inventory consigned to any Person.

                 7.1.7. Title to Properties; Priority of Liens. To the best of Borrower's and Drilling LP's knowledge, Borrower and its Subsidiaries have good and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of their real Property, and good title to all of the Collateral and all of their other Property, in each case, free and clear of all Liens except Permitted Liens. Borrower, Drilling LP, and each Subsidiary have paid or discharged all lawful claims (other than accounts payable permitted to be outstanding under Section 8.2.3(iv)) which, if unpaid, might become a Lien against any of such Borrower's, Drilling LP's, or such other Subsidiary's Properties that is not a Permitted Lien. The Liens granted to Lender under Section 5 hereof are first priority Liens, subject only to Permitted Liens. All of the Drilling Rigs are mobile equipment which are not designed to be permanently used for any one location and none of the Drilling Rigs are certificated as motor vehicles under the laws of any jurisdiction.

                 7.1.8 Accounts. Lender may rely, in determining which Accounts of Drilling LP are Eligible Accounts, on all statements and representations made by Borrower and/or Drilling LP with respect to any Account or Accounts. Unless otherwise indicated in writing to Lender, with respect to each Account:

                          (i)     It is genuine and in all respects what it
purports to be, and it is not evidenced by a judgment;

                          (ii)    It arises out of a completed, bona fide sale
and delivery of goods or rendition of services by Drilling LP in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Drilling LP and the Account Debtor;

                          (iii)   It is for a liquidated amount maturing as
stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender;

                          (iv)    Such Account, and Lender's security interest
therein, is not subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition, except for disputes resulting in disputes in service where the amount in controversy is deemed by Lender to be immaterial, and each such Account is absolutely owing to Drilling LP and is not contingent in any respect or for any reason;

                          (v)     Drilling LP has made no agreement with any
Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by Drilling LP in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Lender pursuant to Section 6.2.1 hereof;

                          (vi)    There are no facts, events or occurrences
known to Borrower and/or Drilling LP which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Lender with respect thereto;

                          (vii)   To the best of Drilling LP's knowledge, the
Account Debtor thereunder (a) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (b) such Account Debtor is Solvent; and

                          (viii)  To the best of Drilling LP's knowledge, there
are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

                 7.1.9 Financial Statements; Fiscal Year. The Consolidated balance sheet of Borrower as of December 31, 1997, and the related statements of income, changes in stockholder's equity, and cash flow statement for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly in all material respects the Consolidated financial position of Borrower at such date and the results of Borrower's operations for such periods in accordance with GAAP. Since February 28, 1997, there has been no material adverse change in the condition, financial or otherwise, of Borrower or its Subsidiaries and since such date there has been no material and adverse change in the aggregate value of Drilling Rigs and real Property owned by Borrower, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse, and the corporate restructuring of Borrower and its Subsidiaries occurring immediately prior to the Amendment Date. The fiscal year of each Borrower and each of its respective Subsidiaries ends on December 31 of each year.

                 7.1.10 Full Disclosure. The financial statements referred to in Section 7.1.9 hereof do not, nor does this Agreement or any other written statement of Borrower or any Loan Party to Lender, contain any untrue statement of a material fact or omit a material fact, in either case known to Borrower, necessary to make the statements contained therein or herein not misleading in light of the circumstances under which such statement was made. There is no fact or circumstance known to Borrower which Borrower or its Subsidiaries has failed to disclose to Lender in writing which could reasonably be expected to have a Material Adverse Effect.

                 7.1.11.  Intentionally Omitted.

                 7.1.12.  Intentionally Omitted.

                 7.1.13. Taxes. Borrower's federal tax identification number is 73-1508021. Drilling LP's federal tax identification number is 73-1532348 Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all Taxes upon it, its income and Properties as and when such Taxes are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of Borrower and its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current fiscal year.

                 7.1.14.  Intentionally Omitted.

                 7.1.15. Patents, Trademarks, Copyrights and Licenses. Borrower and each of its Subsidiaries own or possess all the material patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of their business without any material conflict with the rights of others and the failure to have such ownership or possession would result in a Material Adverse Effect. All patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Exhibit F hereto.

                 7.1.16. Governmental Consents. Borrower and each of its Subsidiaries have, and are in good standing with respect to, the failure of which, in any either case, would result in a Material Adverse Effect, all material governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct their business as heretofore or proposed to be conducted by them and to own or lease and operate their Properties as now owned or leased by them.

                 7.1.17. Compliance with Laws. Borrower and each of its Subsidiaries have duly complied with, and their Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all material Applicable Law and there have been no citations, notices or orders of material noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation the failure to comply with which would result in a Material Adverse Effect. Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance with all federal, state and local laws, rules and regulations applicable to it.

                 7.1.18. Restrictions. Neither Borrower nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or could be reasonably expected to have a Material Adverse Effect. Except as set forth on Exhibit G, neither Borrower nor any of its Subsidiaries is a party or otherwise subject to any contract or agreement which restricts the right or ability of Borrower or such Subsidiaries, as the case may be, to incur Indebtedness upon terms which are more restrictive than the terms of this Agreement. No contracts or agreements to which Borrower or any of its Subsidiaries is a party or by which any of their respective properties are bound prohibits the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any of its Subsidiaries, as applicable.

                 7.1.19. Litigation. Except as set forth on Exhibit H hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries in which the amount in controversy exceeds $1,000,000. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

                 7.1.20. No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower's or its Subsidiaries' performance hereunder, constitute a Default or an Event of Default that may reasonably be expected to result in costs to Borrower in excess of $1,000,000. Neither Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed that may reasonably be expected to result in costs to Borrower in excess of $1,000,000.

                 7.1.21.  Intentionally Omitted.

                 7.1.22. Pension Plans. Except as disclosed on Exhibit K hereto, neither Borrower nor any of its Subsidiaries has any Plan. Borrower and each of its Subsidiaries is in full compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could result in a material adverse change in the financial condition of Borrower or any of its Subsidiaries exists in connection with any Plan. Neither Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

                 7.1.23. Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship between Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower or any of its Subsidiaries, or with any material supplier, and there exists no condition or state of facts or circumstances which would materially adversely affect any Borrower and its Subsidiaries taken as a whole or prevent Borrower and its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

                 7.1.24. Labor Relations. Except as described on Exhibit L hereto, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any of its Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization which could result in a Material Adverse Effect.

         7.2. Survival of Representations and Warranties. All representations and warranties of Borrower, Drilling LP, and the other Subsidiaries contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8.       COVENANTS AND CONTINUING AGREEMENTS

         8.1 Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

                 8.1.1. Visits and Inspections. Permit representatives of Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to (i) visit and inspect its Properties and the Properties of each of its Subsidiaries, and (ii) inspect, audit and make extracts from its and its Subsidiaries books and records (including, without limitation, all maintenance records for Drilling Rigs) and discuss with its officers, employees and independent accountants, its business, assets, liabilities, financial condition, business prospects and results of operations.

                 8.1.2. Notices. Notify Lender in writing (i) of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect; (ii) promptly after Borrower's learning thereof, of the commencement of any litigation affecting Borrower, any Subsidiary or any of their respective Properties, whether or not the claim is considered by Borrower to be covered by insurance, and of the institution of any administrative proceeding which if determined adversely to Borrower or any Subsidiary, would have a Material Adverse Effect;
(iii) at least thirty (30) days prior thereto, of Borrower's or any Subsidiary's opening of any new office or place of business or Borrower's or any Subsidiary's closing of their respective principal place of business; (iv) promptly after Borrower's learning thereof, of any material labor dispute to which Borrower or any Subsidiary may become a party, any strikes or walkouts relating to any of their respective plants or other facilities, and the expiration of any material labor contract to which it or any Subsidiary is a party or by which either is bound which, with respect to any of the foregoing, could result in a Material Adverse Effect; (v) promptly after Borrower's learning thereof, of any material default by any Loan Party under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Indebtedness of Borrower or any Subsidiary exceeding $1,000,000; (vi) promptly after the occurrence thereof, of any Default or Event of Default; (vii) promptly after the occurrence thereof, of any default by any obligor under any note or other evidence of Indebtedness payable to Borrower or any Subsidiary in an amount exceeding $1,000,000; and (viii) promptly after the rendition thereof, of any judgment rendered against any Loan Party in an amount exceeding $1,000,000.

                 8.1.3 Financial Statements. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Lender and is consistent with GAAP):

                          (i)     not later than one hundred and twenty (120)
days after the close of each fiscal year of Borrower, unqualified audited financial statements of Borrower and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but acceptable to Lender (except for a qualification for a change in accounting principles with which the accountant concurs);

                          (ii)    not later than forty-five (45) days after the
end of any month during which a Form 10-Q must be filed by Borrower with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, and thirty (30) days after the end of all other months, unaudited interim financial statements of Borrower and its Subsidiaries as of the end of such month and of the portion of Borrower's financial year then elapsed, on a Consolidated and, upon the request of Lender, consolidating basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting in all material respects the Consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                          (iii)   promptly after the sending or filing thereof,
as the case may be, copies of any proxy statements, financial statements or reports which Borrower and/or its Subsidiaries has generally made available to its shareholders and copies of any regular, periodic and special reports or registration statements which Borrower and/or its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                          (iv)    promptly after the filing thereof, copies of
any annual report to be filed in accordance with ERISA in connection with each Plan;

                          (v)     such other data and information (financial
and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's and each of its Subsidiaries' financial condition or results of operations; and

                 Concurrently with the delivery of the financial statements described in clause (i) of this Section 8.1.3, Borrower shall forward to Lender a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Lender a certificate of the aforesaid certified public accountants certifying to Lender that, based upon their examination of the financial statements of Borrower and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section 8.1.3, or more frequently if requested by Lender, Borrower shall cause to be prepared and furnished to Lender a Compliance Certificate in the form of Exhibit M hereto executed by the chief financial officer of Borrower.

                 8.1.4 Landlord and Storage Agreements. Upon the occurrence and during the continuance of an Event of Default, provide Lender with copies of all agreements between Borrower or any of its Subsidiaries and any landlord or warehouseman which owns any premises at which any Inventory and Drilling Rigs may, from time to time, be kept.

                 8.1.5 Projections. No later than thirty (30) days prior to the end of each fiscal year of Borrower, deliver to Lender projections of Borrower's (consisting of Consolidated (and, if available, consolidating) balance sheets, income statements and cash flow statements, together with appropriate supporting details and underlying assumptions) for the forthcoming fiscal year, month by month.

                 8.1.6 Taxes. Pay and discharge, and cause each Subsidiary to pay and discharge, all Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested.

                 8.1.7 Compliance with Laws. Comply and cause each Subsidiary to comply, with all Applicable Laws, including all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of all Taxes, and all ERISA and Environmental Laws, and obtain and keep in force any and all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, which violation or failure to obtain could reasonably be expected to have a Material Adverse Effect.

                 8.1.8 Insurance. In addition to the insurance required herein with respect to the Collateral, Borrower shall maintain and cause each Subsidiary to maintain, with financially sound and reputable insurers, insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, business interruption, larceny, embezzlement, or other criminal misappropriation insurance) as is customary in its business and in such amounts as is acceptable to Lender.

         8.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless Lender has first consented thereto in writing, it will not:

                 8.2.1 Mergers; Consolidations; Acquisitions. In any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Subsidiary into the Borrower in which the Borrower is the continuing corporation), or continue in a new jurisdiction or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of the Borrower and the Subsidiaries, taken as a whole, or any Person, unless:

                          (i)     either (a) the Borrower shall be the
continuing corporation or (b) the corporation (if other than the Borrower) formed by such consolidation or into which the Borrower is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of the Borrower and the Subsidiaries, taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof or any state thereof or the District of Columbia, and shall expressly assume, the due and punctual payment of the principal of (and premium, if any) and interest on all the Obligations and the performance of the Borrower's covenants and obligations under this Agreement and the other Loan Documents.

                          (ii)    immediately after giving effect to such
transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Event of Default or Default shall have occurred and be continuing or would result therefrom;

                          (iii)   immediately after giving effect to such
transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Borrower (or the Surviving Entity if the Borrower is not continuing) shall have a Tangible Net Worth equal to or greater than the Tangible Net Worth of the Borrower immediately prior to such transactions;

                          (iv)    immediately after giving effect to any such
transaction or series of transactions on a pro forma basis as if such transaction or series of transactions had occurred on the first day of the Determination Period, the Borrower (or the Surviving Entity if the Borrower is not continuing) would be permitted to incur $1.00 of additional Indebtedness pursuant to the test described in Section 8.2.3;

                          (v)     the provision of clause (iv) shall not apply
to any merger or consolidation into or with, or any such transfer of all or substantially all of the Property and assets of the Borrower and the Subsidiaries taken as a whole into, the Borrower or a Wholly Owned Subsidiary.

                          (vi)    in connection with any consolidation, merger,
transfer of assets or other transactions contemplated by this provision, the Borrower shall deliver, or cause to be delivered, to the Lender, in form and substance reasonably satisfactory to the Lender, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance or transfer and the assumption of obligations in connection therewith in respect thereto comply with the provisions of this Agreement and that all conditions precedent in this Agreement relating to such transactions have been complied with.

                 8.2.2    Loans.  Except as provided in Sections 8.2.12 and
8.2.10 hereof and any intercompany loans between Drilling LP and Borrower, make or permit any of its Subsidiaries to make, any loans or other advances of money to any Person, except for travel advances, advances against commissions and other similar advances in the ordinary course of business and Permitted Investments (as defined in the Indenture).

                 8.2.3 Total Indebtedness. (a) Create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Indebtedness, (including Acquired Indebtedness), unless after giving pro forma effect to the incurrence of such Indebtedness, the Consolidated Interest Coverage Ratio for the Determination Period preceding the Transaction Date is at least 2.5 to 1.0. Notwithstanding the foregoing, the Borrower or any Subsidiary (subject to the following paragraph) may incur Permitted Indebtedness. Any Indebtedness of a Person existing at time at which such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time at which it becomes a Subsidiary.

                 (b) Subject to Section 8.2.3(a), the Borrower will not permit any Subsidiary to, directly or indirectly, incur any Indebtedness or issue any Preferred Stock except:

                          (i)     Indebtedness or Preferred Stock issued to and
held by the Borrower, a Guarantor or a Wholly Owned Subsidiary, so long as any transfer of such Indebtedness or Preferred Stock to a Person other than the Borrower, Guarantor or a Wholly Owned Subsidiary will be deemed to constitute an incurrence of such Indebtedness or Preferred Stock by the issuer thereof as of the date of such transfer;

                          (ii)    Acquired Indebtedness or Preferred Stock of a
Subsidiary issued and outstanding prior to the date on which such Subsidiary was acquired by the Borrower (other than Indebtedness or Preferred Stock issued in connection with or in anticipation of such acquisition);

                          (iii)   Indebtedness or Preferred Stock outstanding
on the Issue Date and listed in a schedule attached to the Indenture;

                          (iv)    Indebtedness described in clauses (b), (c),
(d), (e), (f), (g), (h), (k) and (n) under the definition of "Permitted Indebtedness" contained in the Indenture;

                          (v)     Permitted Subsidiary Refinancing Indebtedness
of such Subsidiary;

                          (vi)    Indebtedness or Preferred Stock issued in
exchange for, or the proceeds of which are used to refinance, repurchase or redeem, Indebtedness or Preferred Stock described in clause (i) of this paragraph (the "Retired Indebtedness or Stock"), provided that the Indebtedness or the Preferred Stock so issued has (i) a principal amount or liquidation value, as the case may be, not in excess of the principal amount or liquidation value of the Retired Indebtedness or Stock plus related expenses for redemption and issuance, (ii) a final redemption date later than the stated maturity or final redemption date (if any) of the Retired Indebtedness or Stock and (iii) an Average Life at the time of issuance of such Indebtedness or Preferred Stock that is greater than the Average Life of the Retired Indebtedness or Stock;

                          (vii)   Indebtedness of a Subsidiary which represents
the assumption by such Subsidiary of Indebtedness of another Subsidiary in connection with a merger of such Subsidiaries, provided that no Subsidiary or any successor (by way of merger) thereto existing on the Amendment Date shall assume or otherwise become responsible for any indebtedness of an entity which is not a Subsidiary on the Amendment Date, except to the extent that a Subsidiary would be permitted to incur such Indebtedness under this paragraph;

                          (viii)  Non-Recourse Indebtedness incurred by a
foreign Subsidiary not constituting a Guarantor; and

                          (ix)    Indebtedness incurred to finance all or a
part of the purchase price or construction, repair or improvement cost of Property acquired, constructed, repaired or improved after the Amendment Date.

                 8.2.4 Affiliate Transactions. Enter into or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any transaction or series of related transactions with any Affiliate or stockholder (excluding transactions between Borrower and Drilling LP), unless (i) such transaction or series of related transactions is in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms at the time entered into which are fully disclosed to Lender and are no less favorable than would be obtained in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower or such Subsidiary and (ii) (a) with respect to a transaction or series of related transactions that has a Fair Market Value in excess of $5 million but less than $10 million, the Borrower delivers an Officers' Certificate to the Lender certifying that such transaction or series of related transactions complies with clause (i) above; or (b) with respect to a transaction or series of related transactions that has a Fair Market Value equal to or in excess of

$10 million, the transaction or series of related transactions is approved by a majority of the Board of Directors of the Borrower (including a majority of the disinterested directors), which approval is set forth in a Board Resolution certifying that such transaction or series of transactions complies with clause
(i) above. The foregoing provisions shall not be applicable to (i) reasonable and customary compensation, indemnification and other benefits paid or made available to an officer, director or employee of the Borrower or a Subsidiary for services rendered in such person's capacity as an officer, director or employee (including reimbursement or advancement of reasonable out-of-pocket expenses and provisions of directors' and officers' liability insurance as well as stock option agreements, restricted stock agreements and consulting or similar agreements), (ii) the making of any Restricted Payment otherwise permitted by the Indenture, (iii) any existing employment agreement, stock option agreement, restricted stock agreement, consulting agreement or similar agreement, (iv) any agreement in effect on the Issue Date or any amendment thereto (so long a such amendment is, taken as a whole, no less favorable to the Lender than the original agreement as in effect on the Issue Date) and any transactions contemplated thereby, or (v) any transaction described in "Certain Relationships and Related Transactions" in the Indenture.

                 8.2.5 Limitation on Liens. Create or suffer to exist, or permit any its Subsidiaries to create or suffer to exist, any Lien upon any of the Collateral, whether now owned or hereafter acquired, except:

                          (i)     Liens at any time granted in favor of Lender;

                          (ii)    Liens for taxes (excluding any Lien imposed
pursuant to any of the provisions of ERISA) not yet due or being Properly Contested;

                          (iii)   Liens arising in the ordinary course of its
business by operation of law or regulation, but only if (a) payment in respect of any such Lien is not at the time required or (b) the Indebtedness secured by such Lien is being Properly Contested and such Lien does not materially detract from the value of the Property or materially impair the use thereof in the operation of its business;

                          (iv)    security interests on top drives to the
extent that such security interests secure the financing by third parties of at least 80% of the purchase price of top drives; provided, however, that the aggregate purchase price of top drives shall not exceed $6,000,000; and provided, further, that the financing for the purchase of top drives shall be repaid from the proceeds of contracts for the use of the top drives of equal or longer duration to the amortization schedules of such financings;

                          (v)     liens securing performance and bid bonds
obtained by Borrower in the ordinary course of their business up to an aggregate amount of $1,000,000 at any time;

                          (vi)    liens securing the Indebtedness described in
Section 8.2.3(ix) above;

                          (vii)   such other Liens as appear on Exhibit O
hereto (including, without limitation, the liens securing the CIT Debt); and

                          (viii)  liens incurred or deposits made in the
ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money).]

                 8.2.6 Subordinated Debt. Make, or permit any of its Subsidiaries to make, any payment of all or any part of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto.

                 8.2.7 Restricted Payments. Make, nor permit any Subsidiary to make, any Restricted Payment, unless at the time of and after giving effect to the proposed Restricted Payment, (a) no Default shall have occurred and be continuing (or would immediately result therefrom), (b) the Borrower could incur at least $1.00 of additional Indebtedness under the tests described in
Section 8.23 above, and (c) the aggregate amount of all Restricted Payments declared or made on or after the Amendment Date by the Borrower or any Subsidiary shall not exceed the sum of (i) 50% (or if such Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the aggregate Consolidated Net Income accrued during the period beginning on the first day of the fiscal quarter in which the Amendment Date falls and ending on the last day of the fiscal quarter for which internal financial statements are available ending immediately prior to the date of such proposed Restricted Payment, minus 100% of the amount of any writedowns, write-offs and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period, plus (ii) an amount equal to the aggregate net cash proceeds received by the Borrower, subsequent to the Amendment Date, from the issuance or sale (other than to a Subsidiary) of shares of its Capital Stock (excluding Redeemable Stock, but including Capital Stock issued upon the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Stock) of the Borrower) and the liability (expressed as a positive number) as expressed on the face of a balance sheet in accordance with GAAP in respect of any Indebtedness of the Borrower or any of its Subsidiaries, or the carrying value of Redeemable Stock, which has been converted into, exchanged for or satisfied by the issuance of shares of Capital Stock (other than Redeemable Stock) of the Borrower, subsequent to the Amendment Date, plus (iii) 100% of the net reduction in Restricted Investments, subsequent to the Amendment Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income), in each case to the Borrower, or any Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Restricted Investments previously made by the Borrower or any Subsidiary in such Person and in each such case which was treated as a Restricted Payment, plus (iv) $10,000,000.

                          The foregoing provisions will not prevent (A) the
payment of any dividend on Capital Stock of any class within 60 days after the date of its declaration if at the date of declaration such payment would be permitted by the Indenture; (B) any repurchase or redemption of Capital Stock or Subordinated Indebtedness of the Borrower or a Subsidiary made by exchange for Capital Stock of the Borrower (other than Redeemable Stock), or out of the net cash proceeds from the substantially concurrent issuance or sale (other than to a Subsidiary) of Capital Stock of the Borrower (other than Redeemable Stock), provided that the net cash proceeds from such sale are excluded from computations under clause (c) (ii) above to the extent that such proceeds are applied to purchase or redeem such Capital Stock or Subordinated Indebtedness;
(C) so long as no Default shall have occurred and be continuing or should occur as a consequence thereof, any repurchase or redemption of Subordinated Indebtedness of the Borrower or a Subsidiary solely in exchange for, or out of the net cash proceeds from the substantially concurrent sale of, new Subordinated Indebtedness of the Borrower or a Subsidiary, so long as such Subordinated Indebtedness is permitted under the covenant described under "Limitation on Indebtedness" in the Indenture and (x) is subordinated to the Notes at least to the same extent as the Subordinated Indebtedness so exchanged, purchased or redeemed, (y) has a stated maturity later than the stated maturity of the Subordinated Indebtedness so exchanged, purchased or redeemed and (z) has an Average Life at the time incurred that is greater than the remaining Average Life of the Subordinated Indebtedness so exchanged, purchased or redeemed; (D) Investments in any Joint Ventures and foreign Subsidiaries not constituting Guarantors (as defined in the Indenture) in an aggregate amount not to exceed $5 million; (E) the payment of any dividend or distribution by a Subsidiary of the Borrower or any of its Wholly Owned Subsidiaries; (F) so long as no Default or Event of Default shall have occurred and be continuing or should occur as a consequence thereof, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Borrower held by any employee of the Borrower or any of its Subsidiaries, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock pursuant to the terms of an employee benefit plan or employment or similar agreement shall not exceed $500,000 in any calendar year, and (G) the acquisition of Capital Stock by the Borrower in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations. Notwithstanding the foregoing, the amount available for Investments in Joint Ventures and foreign Subsidiaries pursuant to clause (D) of the preceding sentence may be increased by the aggregate amount received by the Borrower and its Subsidiaries from a Joint Venture or a foreign Subsidiary on or before such date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of Property made to such Joint Venture or foreign Subsidiary (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income); Restricted Payments permitted to be made as described in the first sentence of this paragraph will be excluded in calculating the amount of Restricted Payments thereafter, except that any such Restricted Payments permitted to be made pursuant to clauses (A),
(D), (E) (but only to the extent paid to someone other than the Borrower or any of its





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
Wholly Owned Subsidiaries) and (F) will be included in calculating the amount of Restricted Payments thereafter.

                          For purposes of this covenant, if a particular
Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of such non-cash portion of such Restricted Payment.

                 8.2.8    Intentionally Omitted.

                 8.2.9 Disposition of Assets. Sell, lease or otherwise dispose of, or permit any of its Subsidiaries to sell, lease or otherwise dispose of the whole or, in the opinion of the Lender, any substantial part of the Borrower's, or any Subsidiary's, business, property or other assets, whether by a single transaction or by a series of transactions (related or not) except (i) dispositions permitted under Section 6.4.2, or (ii) (a) (except for Asset Sales resulting from the requisition of title to, seizure or forfeiture of any Property or assets or any actual or constructive total loss or an agreed or compromised total loss) the Borrower or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property; (b) at least 75% of such consideration consists of Cash Proceeds (or the assumption of Indebtedness of the Borrower or such Subsidiary relating to the Capital Stock or Property or asset that was the subject of such Asset Sale and the unconditional release of the Borrower or such Subsidiary from such Indebtedness); and (c) the Borrower delivers to Lender an Officers' Certificate certifying that such Asset Sale complies with clauses (a) and (b) provided, however that any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall not be required to satisfy the conditions set forth in clauses (a) and (b) of this sentence.

                 8.2.10 Stock and/or Partnership Interests of Subsidiaries. Permit any of its Subsidiaries to issue any additional shares of its capital stock or partnership interests, as the case may be, to any Person other than Borrower or any existing Subsidiary and as permitted by Sections 8.2.7 or 8.2.12.

                 8.2.11 Business Activity. Without the prior written consent of Lender (which consent shall not be unreasonably withheld) conduct or manage, or permit any Subsidiary to conduct or manage, any business activity other than a Related Business (as defined in the Indenture).

                 8.2.12 Restricted Payments. Make or have, or permit any of its Subsidiaries to make or have, any Restricted Payment (as defined in the Indenture) other than those permitted hereunder.

                 8.2.13   Intentionally Omitted.





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
                 8.2.14 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than its Subsidiaries.

         8.3 Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

                 (i) maintain, on a quarterly basis, a Cash Flow Coverage Ratio of at least 1.50:1.0 in 1998 and 1.75:1.0 thereafter;

                 (ii) maintain at all times a Consolidated Interest Coverage Ratio (as defined on Exhibit "R") of at least 1.5 to 1.0.

                 (iii) maintain, on a consolidated basis, a ratio of Total Liabilities to Tangible Net Worth not greater than 1.0:1.0 in 1998 and thereafter (excluding for purposes of this test the Total Liabilities and Tangible Net Worth of any Unrestricted Subsidiary).

SECTION 9.       CONDITIONS PRECEDENT

         Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Lender under the other Sections of this Agreement, Lender shall not be required to make any Loan under this Agreement unless and until each of the following conditions has been and continues to be satisfied:

         9.1 Documentation. Lender shall have received, in form and substance satisfactory to Lender and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments and certificates as Lender and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Lender and its counsel.

         9.2     No Default.  No Default or Event of Default shall exist.

         9.3 Other Loan Documents. Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied.

         9.4 Certificate of Limited Partnership. Lender shall have received a copy of the Certificate of Limited Partnership of Drilling LP and all amendments thereto, certified by the Secretary of State or other applicable official of the jurisdiction of Drilling LP's incorporation.

         9.5 Partnership Agreement. Lender shall have received a copy of the partnership agreement which is in full force and effect as of the date hereof of Drilling LP and all amendments thereto.

         9.6 Articles of Incorporation; Operating Agreement. Lender shall have received a copy of the Articles or Certificate of Incorporation or Operating Agreement of Borrower and each of its Subsidiaries, and all amendments thereto, certified by the Secretary of State or other appropriate official of the jurisdiction of Borrower's and each Subsidiary's incorporation.

         9.7 Good Standing Certificates. Lender shall have received good standing certificates for Borrower and each of its Subsidiaries (including, without limitation, Drilling LP), issued by the Secretary of State or other appropriate official of Borrower's and each Subsidiary's jurisdiction of incorporation and each jurisdiction where the conduct of Borrower's or any of its Subsidiary's business activities or ownership of its Property necessitates qualification.

         9.8 Opinion Letters. Lender shall have received a favorable, written opinion of counsel to Borrower, as to the transactions contemplated by this Agreement, to be in form and substance satisfactory to Lender and Lender's counsel, in their sole discretion.

         9.9 Insurance. Lender shall have received copies of the casualty insurance policies of Borrower and each of its Subsidiaries, together with loss payable endorsements on Lender's standard form of loss payee endorsement naming Lender as loss payee and copies of Borrowers' and each such Subsidiary's liability insurance policies, together with endorsements naming Lender as a co-insured.

         9.10 Dominion Account. Lender shall have received the duly executed agreement establishing the Dominion Account with a financial institution acceptable to Lender for the collection or servicing of the Accounts.

         9.11 Representations. Each representation, warranty or other statement made or furnished to Lender by or on behalf of Borrower, any Subsidiary of Borrower or any other Loan Party in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto shall be true and correct in all material respects.

         9.12 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

         9.13 Evidence of Perfection and Priority of Liens in Collateral. Lender shall have received copies of all filing receipts or acknowledgments issued by any governmental authority to evidence any filing or recordation necessary to perfect the Liens of Lender in the Collateral and evidence in form satisfactory to Lender that such Liens constitute valid and perfected security interests and Liens, and that there are no other Liens upon any Collateral except for Permitted Liens.

         9.14 CIT Intercreditor Agreement. CIT and Lender shall have executed an intercreditor agreement in form and substance satisfactory to Lender.





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
         9.15 No Material Adverse Change. There shall have been no material adverse change in any of Borrower's financial condition between December 31, 1997, and the Amendment Date other than as an immediate result of the corporate restructuring of Borrower and its Subsidiaries occurring immediately prior to the Amendment Date.

SECTION 10.      EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

         10.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":

                 10.1.1 Payment of Obligations. Borrower shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

                 10.1.2 Misrepresentations. Any representation, warranty or other statement made or furnished to Lender by or on behalf of Borrower, any Subsidiary of Borrower or any other Loan Party in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 9.11 hereof.

                 10.1.3 Breach of Specific Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 5.2, 5.3, 6.1.2, 6.2, 8.1.1, 8.1.3, 8.2 or 8.3 hereof on the date that Borrower is required to perform, keep or observe such covenant.

                 10.1.4 Breach of Other Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section
10.1 hereof) and the breach of such other covenant is not cured to Lender's satisfaction within twenty (20) days after the sooner to occur of Borrower's receipt of notice of such breach from Lender or the date on which such failure or neglect first becomes known to any officer of Borrower.

                 10.1.5 Default Under Security Documents/Other Agreements. Any event of default shall occur under, or any Loan Party shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.

                 10.1.6 Other Defaults. There shall occur any default or event of default on the part of Borrower or any of the Guarantors under any agreement, document or instrument to which Borrower or any such Guarantor is a party or by which Borrower or any of the Guarantors or any of their respective Property is bound, creating or relating to any Indebtedness (other than the Obligations) in excess of $7,500,000, if the payment or maturity of such Indebtedness is or may be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made.





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
                 10.1.7 Uninsured Losses. Any material loss, theft, damage or destruction of any of the tangible Collateral not fully covered (subject to such deductibles as Lender shall have permitted) by insurance.

                 10.1.8 Adverse Changes. There shall occur any material adverse change in the financial condition or business prospects of Borrower and the Subsidiaries taken as a whole.

                 10.1.9 Insolvency and Related Proceedings. Any Loan Party shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against a Loan Party under the Bankruptcy Code (and if, with respect to any petition filed against any Loan Party, such proceeding shall continue for more than thirty (30) days), or any Loan Party shall make any offer of settlement, extension or compromise to such Loan Party's unsecured creditors generally.

                 10.1.10 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower, any Subsidiary of Borrower for a period which significantly affects Borrower's or such Subsidiary's capacity to continue its business, on a profitable basis; or Borrower or any Subsidiary of Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Borrower or such Subsidiary which is necessary to the continued or lawful operation of its business; or Borrower or any Subsidiary of Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which Borrower or any Subsidiary of Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or any part of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

                 10.1.11 Change of Control. (i) a "Change of Control," as that term is defined in the Indenture, occurs, (ii) subject to Section 8.2.1, Borrower shall cease to own and control beneficially and of record one hundred percent (100%) of each class of the issued and outstanding capital stock, or membership units, as the case may be, in each of Trend, Drilling LLC, and Bonray, or (iii) subject to Section 8.2.1, Trend, Drilling LLC, and Bonray shall cease to collectively own and control, beneficially and of record, one hundred percent (100%) of the outstanding partnership interests of Drilling LP.

                 10.1.12 ERISA. A Reportable Event shall occur which Lender, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower or any Subsidiary of Borrower is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's or such Subsidiary's complete or partial withdrawal from such Plan and, with respect to any of the foregoing, could result in a Material Adverse Effect.

                 10.1.13 Challenge to Agreement. Borrower, any Subsidiary of Borrower or any other Loan Party, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender.

                 10.1.14 Criminal Forfeiture. Borrower or any Subsidiary of Borrower shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of Borrower or any Subsidiary of Borrower.

                 10.1.15 Judgments. Any (i) money judgment for the payment of money in excess of $7,500,000 is filed against Borrower or any Subsidiary of Borrower or any of its respective Property, and such judgment shall remain unpaid, unsatisfied by insurance, and unstayed for more than thirty (30) days, whether or not consecutive, or (ii) writ of attachment or similar process is filed against Borrower or any Subsidiary of Borrower, or any of its respective Property, and such writ of attachment or similar process is not bonded or secured in an amount and manner reasonably satisfactory to lender.

                 10.1.16 Dominion Account. Drilling LP shall fail to maintain a Dominion Account or shall notify Lender that it intends to terminate its existing Dominion Account.

                 10.1.17 Indenture and CIT Loan Agreement. An Event of Default occurs under the Indenture or the CIT Loan Agreement.

         10.2 Acceleration of the Obligations. Without in any way limiting the right of Lender to demand payment of any portion of the Obligations payable on demand in accordance with Section 3.2 hereof, upon or at any time after the occurrence of an Event of Default, all or any portion of the Obligations shall, at the option of Lender and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other further notice by Lender, become at once due and payable and Borrower shall forthwith pay to Lender, the full amount of such Obligations; provided, however, that upon the occurrence of an Event of Default specified in Section 10.1.9 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Lender.

         10.3 Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender shall have and may exercise from time to time the following rights and remedies:

                 10.3.1 All of the rights and remedies of a secured party under the Code or under other Applicable Law, and all other legal and equitable rights to which Lender may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

                 10.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Lender for storage thereof).

                 10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable. Borrower agrees that any requirement of notice to Borrower of any proposed public or private sale or other disposition of Collateral by Lender shall be deemed reasonable notice thereof if given at least ten (10) days prior thereto, and any such sale may be held at such locations as Lender may designate in said notice. Lender shall have the right to conduct such sales on Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Lender in collecting the Obligations, in enforcing the rights of Lender under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral; second to the interest due upon any of the Obligations; and third, to the principal of the Obligations.
If any deficiency shall arise, Borrower shall remain liable to Lender therefor.

                 10.3.4 The right to exercise all of Lender's rights and remedies under any mortgage/deed of trust with respect to any real Property forming a part of the Collateral.

                 10.3.5 Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit.

                 10.3.6 Lender may, at its option, require Borrower to deposit with Lender funds equal to the LC Amount and, if Borrower fails to promptly make such deposit, Lender may advance such amount as a Revolving Credit Loan (whether or not an Out of Formula Condition is created thereby). Any such deposit or advance shall be held by Lender as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower.

         10.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Lender or contained in any other agreement between Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Lender to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrower.

SECTION 11.      MISCELLANEOUS

         11.1 Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender) as Borrower's true and lawful attorney (and agent-in-fact) and Lender, or Lender's agent, may, without notice to Borrower and in either Borrower's or Lender's name, but at the cost and expense of Borrower:

                 11.1.1 At such time or times as Lender or said agent, in its sole discretion, may determine, endorse Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Lender or under Lender's control.

                 11.1.2 At such time or times upon the occurrence and during the continuance of an Event of Default as Lender or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Drilling LP's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral;
(v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Lender on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement.

         11.2 Indemnity. BORROWER HEREBY INDEMNIFIES, HOLDS HARMLESS, AND SHALL DEFEND LENDER AND ITS DIRECTORS, OFFICERS, AGENTS, COUNSEL AND EMPLOYEES ("INDEMNIFIED PERSONS") FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, DAMAGES, COSTS, EXPENSES, SUITS, ACTIONS AND PROCEEDINGS ("LOSSES") EVER SUFFERED OR INCURRED BY ANY INDEMNIFIED PERSON ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY LOSSES CAUSED BY THE NEGLIGENCE OF ANY SUCH INDEMNIFIED PERSON, BUT NOT INCLUDING ANY LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH INDEMNIFIED PERSON, AND BORROWER SHALL REIMBURSE LENDER AND EACH OTHER INDEMNIFIED PERSON FOR ANY EXPENSES (INCLUDING IN CONNECTION WITH THE INVESTIGATION OF, PREPARATION FOR OR DEFENSE OF ANY ACTUAL OR THREATENED CLAIM, ACTION OR PROCEEDING ARISING THEREFROM, INCLUDING ANY SUCH COSTS OF RESPONDING TO DISCOVERY REQUESTS OR SUBPOENAS, REGARDLESS OF WHETHER LENDER OR SUCH OTHER INDEMNIFIED PERSON IS A PARTY THERETO). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS INDEMNITY SHALL EXTEND TO ANY CLAIMS ASSERTED AGAINST LENDER OR ANY OTHER INDEMNIFIED PERSON BY ANY PERSON UNDER ANY ENVIRONMENTAL LAWS OR SIMILAR LAWS BY REASON OF BORROWER'S OR ANY OTHER PERSON'S FAILURE TO COMPLY WITH LAWS APPLICABLE TO SOLID OR HAZARDOUS WASTE MATERIALS OR OTHER TOXIC SUBSTANCES. BORROWER MAY SELECT COUNSEL WITH RESPECT TO ANY LOSSES; PROVIDED, HOWEVER, EACH INDEMNIFIED PERSON SHALL HAVE THE RIGHT TO MONITOR THE PROGRESS OF ANY CLAIMS, SUITS AND ADMINISTRATIVE PROCEEDINGS DEFENDED BY BORROWER HEREUNDER WITH COUNSEL OF SUCH INDEMNIFIED PERSON'S CHOICE, OR CONDUCT ITS DEFENSE THROUGH COUNSEL OF SUCH INDEMNIFIED PERSON'S CHOICE, IN THE EVENT THAT (I) SUCH INDEMNIFIED PERSON DETERMINES IN GOOD FAITH THAT THE CONDUCT OF ITS DEFENSE BY BORROWER COULD BE MATERIALLY PREJUDICIAL TO SUCH INDEMNIFIED PERSON'S INTERESTS OR THAT OTHER REASONABLE GROUNDS EXIST WHICH DEMONSTRATE A LACK OF EFFECTIVENESS OR HIGH LEVEL OF QUALITY IN THE

CONDUCT OF SUCH DEFENSE BY BORROWER, AND (II) PRIOR TO RETAINING SUCH COUNSEL FOR SUCH PURPOSE, SUCH INDEMNIFIED PERSON SHALL CONSULT WITH BORROWER AND SHALL ATTEMPT IN GOOD FAITH TO AGREE UPON COUNSEL TO CONDUCT THE DEFENSE ON BEHALF OF BORROWER AND SUCH INDEMNIFIED PERSON, AND IN EACH CASE THE FEES AND DISBURSEMENTS OF SUCH COUNSEL SHALL BE PAID BY BORROWER; PROVIDED, HOWEVER, THAT IF SUCH MUTUAL AGREEMENT IS NOT REACHED WITHIN A REASONABLE TIME ON SELECTING COUNSEL, THEN SUCH INDEMNIFIED PERSON MAY RETAIN ITS OWN COUNSEL AT BORROWER'S EXPENSE. NOTWITHSTANDING ANY CONTRARY PROVISION OF THIS AGREEMENT, THE OBLIGATION OF BORROWER UNDER THIS SECTION 11.2 SHALL SURVIVE THE PAYMENT IN FULL OF THE OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

         11.3 Modification of Agreement; Sale of Interest. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder. Borrower hereby consents to Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder to any Affiliate of Lender or any Person that purchases all or substantially all of the assets of Lender. Any other participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents shall be subject to Borrower's prior consent, such consent not to be unreasonably withheld. If Lender requests such consent in writing and Borrower does not respond in writing within five (5) Business Days from the date of delivery of such request, the consent of Borrower shall be deemed to have been given. In the case of an assignment, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were "Lender" hereunder and Lender shall be relieved of all obligations hereunder upon any such assignment. Borrower agrees that it will use its best efforts to assist and cooperate with Lender in any manner reasonably requested by Lender to effect the sale of participations in or assignments of any of the Loan Documents or any portion thereof or interest therein, including assisting in the preparation of appropriate disclosure documents. Borrower further agrees that Lender may disclose credit information regarding Borrower and its Subsidiaries to any potential Participant or assignee.

         11.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender permitted under Section 11.3 hereof.

         11.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

         11.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         11.8 Notice. All notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile transmissions and shall be deemed to have been validly served, given or delivered immediately when delivered against receipt or three
(3) Business Days after deposit in the mail, postage prepaid, or with an overnight courier or, in the case of facsimile transmission, when sent, answerback received, in each case addressed as follows:

                 If to Lender:             Fleet Capital Corporation
                                           2711 North Haskell Avenue
                                           Suite 2100, LB 21
                                           Dallas, Texas 75204
                                           Attention:  Loan Administration
                                                       Manager
                                           Facsimile No.:  (214) 828-6530

                 With a copy to:           Patton Boggs, LLP
                                           2200 Ross Avenue, Suite 900
                                           Dallas, Texas 75201
                                           Attention:  Larry A. Makel, Esq.
                                           Facsimile No.:  (214) 871-2688

                 If to Borrower:           Bayard Drilling, L.P.
                                           4005 N.W. Expressway
                                           Oklahoma City, OK  73126
                                           Attention:  Mr. David E. Grose, III
                                           Facsimile No.: (405) 879-3847

                 With a copy to:           Baker & Botts, L.L.P.
                                           One Shell Plaza
                                           910 Louisiana
                                           Houston, Texas  77002-4995
                                           Attention:  Mr. Stephen Krebs
                                           Facsimile No.:  (713) 229-1522

                 If to Drilling LP:        4005 N.W. Expressway
                                           Oklahoma City, OK  73126
                                           Attention:  Mr. David E. Grose, III
                                           Facsimile No.: (405) 879-3847

                 With a copy to:           Baker & Botts, L.L.P.
                                           One Shell Plaza
                                           910 Louisiana
                                           Houston, Texas  77002-4995
                                           Attention:  Mr. Stephen Krebs
                                           Facsimile No.:  (713) 229-1522

or to such other address as each party may designate for itself by notice given in accordance with this Section 11.8; provided, however, that any notice, request or demand to or upon Lender pursuant to Section 3.1.1 or 4.2.2 hereof shall not be effective until received by Lender. Any written notice or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.

         11.9 Lender's Consent. Unless otherwise provided herein, whenever Lender's consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, Lender shall be authorized to give or withhold such consent in its sole and absolute discretion.

         11.10 Credit Inquiries. Borrower hereby authorizes and permits Lender (but Lender shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

         11.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

         11.12 Entire Agreement; Appendix A and Exhibits and Schedules. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. Appendix A and each of the Exhibits and Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.

         11.13 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

         11.14 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN DALLAS, DALLAS COUNTY, TEXAS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS: PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN TEXAS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF LENDER'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF LENDER'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF TEXAS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER OR LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT THE DISTRICT COURT OF DALLAS COUNTY, TEXAS, OR, AT LENDER'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

         11.15 WAIVERS BY BORROWER. BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (II) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON- PAYMENT, INTENT TO ACCELERATE, ACCELERATION, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD; (III) TO THE EXTENT PERMITTED BY LAW, NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING LENDER TO EXERCISE ANY OF LENDER'S REMEDIES; (IV) TO THE EXTENT PERMITTED BY LAW, THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (V) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO LENDER'S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         11.16 ORAL AGREEMENTS INEFFECTIVE. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         11.17 Nonapplicability of Chapter 346 of the Texas Finance Code. Borrower and Lender hereby agree that, except for Section 15.10(b) thereof, the provisions of Chapter 346 (other than Section 346.004 thereof) of the Texas Finance Code (as amended from time to time, the "Texas Finance Code") (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Agreement or any of the other Loan Documents.

         11.18   Certain Matters of Construction.

                 (A) References to Other Documents. All references to statutes and related regulations in this Agreement, the Other Agreements and the Security Agreements shall include any amendments of same and any successor statutes and regulations. All references in this Agreement, the Other Agreements and the Security Agreements to any of the Loan Documents shall include any and all amendments and modifications thereto and any and all extensions or renewals thereof.

                 (B) Reference to Agreement; Obligations. Each of the Loan Documents, including this Agreement and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of this Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to this Agreement shall mean a reference to the Agreement as amended and restated hereby. Borrower acknowledges and agrees that its obligations hereunder shall constitute "Obligations" as defined in the Agreement and as used in the Loan Documents.

         11.19 Release. EACH OF BORROWER AND DRILLING LP ACKNOWLEDGES AND AGREES THAT (A) IT HAS NO CLAIMS, COUNTERCLAIMS, OFFSETS, CREDITS OR DEFENSES TO THE ORIGINAL LOAN DOCUMENTS AND THE PERFORMANCE OF ITS OBLIGATIONS THEREUNDER, OR (B) IF IT HAS ANY SUCH CLAIMS, COUNTERCLAIMS, OFFSETS, CREDITS OR DEFENSES TO THE ORIGINAL LOAN DOCUMENTS AND/OR ANY TRANSACTION RELATED TO THE ORIGINAL LOAN DOCUMENTS, SAME ARE HEREBY WAIVED, RELINQUISHED AND RELEASED IN CONSIDERATION OF LENDER'S EXECUTION AND DELIVERY OF THIS AGREEMENT.

         11.20 Amendment and Restatement. This Agreement is given in amendment, restatement, renewal and extension (and not in extinguishment or satisfaction) of the Original Loan Agreement and, to the extent applicable, the Original Loan Documents. With respect to matters relating to the period prior to the date hereof, all the provisions of the Original Loan Agreement and, to the extent applicable, the Original Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.

         11.21 Joinder. Drilling LP hereby agrees to join in this Agreement for the limited purposes of making the representations and warranties, and complying with the covenants, contained in Sections 6 and 7 hereof and agrees to be bound by the terms and provisions thereof. Nothing contained herein shall in anyway limit or impair the obligations of Drilling LP with respect to any Loan Document to which it is a party.


               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been duly executed in Dallas, Texas, on the day and year specified at the beginning of this Agreement.


                                      BORROWER:

                                      BAYARD DRILLING TECHNOLOGIES,
                                      INC.


                                      By:     /s/ David E. Grose, III
                                             --------------------------------
                                      Name:  David E. Grose, III
                                      Title:    Chief Financial Officer

                                      Accepted in Dallas, Dallas County, Texas:

                                      LENDER:

                                      FLEET CAPITAL CORPORATION


                                      By:     /s/ Bruce Clark
                                             --------------------------------
                                      Name:  Bruce Clark
                                      Title:    Vice President

                                      Joined in for the purposes
                                      stated in Section 11.21.

                                      BAYARD DRILLING, L.P.
                                      By:    Bayard Drilling, L.L.C.,
                                             its general partner


                                      By:     /s/ David E. Grose, III
                                             --------------------------------
                                      Name:  David E. Grose, III
                                      Title:    Chief Financial Officer





Amended and Restated L&S

                                   APPENDIX A

                              GENERAL DEFINITIONS

         When used in the Amended and Restated Loan and Security Agreement dated as of June 18, 1998, by and between Fleet Capital Corporation, Bayard Drilling Technologies, Inc., and joined in by Bayard Drilling, L.P., the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

                 Account Debtor - any Person who is or may become obligated under or on account of an Account.

                 Accounts - all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by Drilling LP or in which Drilling LP now has or hereafter acquires any interest.

                 Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

                 Agreement - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as amended, renewed, extended and restated from time to time.

                 Allowed Affiliate Accounts - each Account receivable from Ward or AnSon Company which arises in the ordinary course of Drilling LP's business from the sale of goods or rendition of services to such Persons and which is payable in Dollars. Without limiting the generality of the foregoing, no Account shall be an Allowed Affiliate Account if: (i) it is due or unpaid more than 90 days after the original invoice date; (ii) 20% or more of the Accounts from the Account Debtor are due and unpaid more than 60 days from invoice date or otherwise are not deemed Allowed Affiliate Accounts hereunder (subject, however, to redeterminations by Lender if Drilling LP's provides written evidence to Lender reflecting that sufficient payments have been made on such Accounts between the date of determination of eligibility and the date the Schedule of Accounts was delivered to Lender to merit their inclusion in a Borrowing Base determination); (iii) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; (iv) the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Drilling LP, or the Account otherwise is or may become subject to any right of setoff, counterclaim, reserve or chargeback, provided that, in any event, the Accounts of such Account Debtor shall be ineligible only to the extent of the amount owing by Drilling LP to such creditor or





                                     A-1-1
         supplier or to the extent of such offset, counterclaim, disputed amount, reserve or chargeback; (v) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the proceedings in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; (vi) it arises from a sale to an Account Debtor with its principal office, assets or place of business outside the United States, unless the sale is backed by an irrevocable letter of credit issued or confirmed by Bank and is in form and substance acceptable to Lender, payable in the full amount of the Account in freely convertible Dollars at a place of payment within the United States; (vii) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; (viii) the Account Debtor has relocated to New Jersey, Minnesota, Indiana, West Virginia or any other state imposing similar conditions on the right of a creditor to collect accounts receivable unless Drilling LP has either qualified to transact business in such state as a foreign corporation or filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year; (ix) the Account is subject to a Lien other than a Permitted Lien; (x) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Drilling LP and accepted by the Account Debtor or the Account otherwise does not represent a final sale; (xi) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; (xii) Drilling LP has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or (xiii) Drilling LP has made an agreement with the Account Debtor to extend the time of payment thereof.

                 Amendment Date - the date first written hereinabove.

                 AnSon Company - AnSon Company, an Oklahoma general partnership.

                 Applicable Annual Rate - as defined in Section 2.1.1 of the Agreement.

                 Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and orders, judgments and decrees of all courts and arbitrators.





                                     A-1-2

                 Availability - the amount of money which Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower) and the LC Amount is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

                 Average Monthly Revolving Credit Balance - the amount obtained by adding the aggregate unpaid principal amount of Revolving Credit Loans plus the LC Amount at the end of each day during the month in question and by dividing such sum by the number of days in such month.

                 Bank - Fleet National Bank, and its successors or assigns.

                 Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

                 Bonray - Bonray Drilling Corporation, a Delaware Corporation.

                 Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

                          (a)     Total Credit Facility; or

                          (b)     an amount equal to:

                                  (i)      80% of the net amount of Eligible
                          Accounts outstanding at such date;

                                      PLUS

                                  (ii)     50% of the net amount of Turnkey
                          Accounts;

                                      PLUS

                                  (iii)    the lesser of (x) 80% of the net
                          amount of Allowed Affiliate Accounts and (y)
                          $5,000,000; or

                          (c) the Maximum Guaranteed Amount as such term is defined in the Guaranty Agreement of Drilling LP





                                     A-1-3

                          MINUS (subtract from the amount of clauses (a), (b)
                 or (c) above) the sum of (i) the LC Amount, plus (ii) the amount of any reserves established by Lender pursuant to
                 Section 1.1.1 at such date.

                 For purposes of clauses (b)(i), (b)(ii) and (b)(iii) hereof, the net amount of Eligible Accounts, Turnkey Accounts, and Allowed Affiliate Accounts, as the case may be, at any time shall be the face amount of such Accounts less any and all returns, rebates, discounts (which may, at Lender's option, be calculated on shortest terms), credits, allowances or sales, excise or withholding taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

                 Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the state of Texas or is a day on which banking institutions located in such state are closed.

                 Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

                 Cash Flow - means, for any period, the sum of Borrower's and all Subsidiaries consolidated net income plus depreciation, depletion and amortization less dividends paid and extraordinary items of income or loss (as determined in accordance with GAAP) in the prior four quarters. Cash Flow shall exclude the Cash Flow attributable to any Unrestricted Subsidiary.

                 Cash Flow will be calculated as as of June 30, 1998 and for all subsequent periods as the sum of the actual Cash Flow for the then preceding twelve months.

                 Cash Flow Coverage Ratio - means the ratio of Cash Flow to Projected Debt Service.

                 CIT - The CIT Group/Equipment Financing, Inc., a New York corporation.

                 CIT Debt - means any and all indebtedness, claims, debts, liabilities, or obligations of Borrower owing to CIT, individually and as agent for CIT and Lender, and Lender, of whatever nature, character, or description, arising solely as a result of the loans made pursuant to the CIT Loan Agreement, as amended, but in no event shall such CIT Debt exceed $19,000,000 plus accrued interest in the aggregate.

                 CIT Loan Agreement - means that certain Loan Agreement, dated as of December 10, 1996, by and between CIT and Borrower, as amended and restated as of May 1, 1997 and as of June 18, 1998, by and between CIT, Lender, CIT as agent for CIT and Lender, and Borrower, and any and all other agreements, documents and instruments currently or hereafter entered into by and between Borrower, CIT, Lender, and CIT as agent for CIT





                                     A-1-4
         and Lender, or executed by Borrower in favor of, or to the order of, CIT, Lender, and CIT as agent for CIT and Lender, in connection with such Loan Agreement.

                 Closing Date - the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied and the initial Loan is made or the initial Letter of Credit or LC Guaranty is issued under the Agreement.

                 Code - the Uniform Commercial Code as adopted and in force in the state of Texas, as from time to time in effect.

                 Collateral - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations, including, without limitation, the "Collateral" as defined in the Security Agreements.

                 Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

                 Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

                 Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

                 Default Rate - as defined in Section 2.1.2 of the Agreement.

                 Dollars and the sign "$" - lawful money of the United States of America.

                 Dominion Account - a special account of Lender established by Drilling LP pursuant to the Agreement at a bank selected by Borrower and Drilling LP, but acceptable to Lender in its reasonable discretion, and over which Lender shall have sole and exclusive access and control for withdrawal purposes.

                 Drilling Contracts - any and all drilling contracts and any and all rights thereunder, including but not limited to the right to receive payments due or to become due, as associated with or to the Drilling Rigs.

                 Drilling LLC - Bayard Drilling, L.L.C. a Delaware limited liability company.

                 Drilling LP - Bayard Drilling, L.P., a Delaware limited partnership.

                 Drilling Rigs - the land drilling rigs and drilling equipment identified on Exhibit P to the Agreement, the ownership of which has been assigned from Borrower to Drilling LP, and all metal products, machinery, equipment, materials or other goods of any





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         description whatsoever, used or acquired for use by Borrower and all pumps, drilling equipment, drill pipe, machinery, equipment, supplies, parts and other goods of any description whatsoever installed in or affixed to or to be used in connection with any Drilling Rig or acquired for installation on, affixation to, or use in connection with any Drilling Rig.

                 Eligible Account - an Account (other than a Turnkey Account) arising in the ordinary course of Drilling LP's business from the sale of goods or rendition of services which is payable in Dollars and which Lender, in its sole credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (i) it arises out of a sale made by Drilling LP to a Subsidiary or an Affiliate of Drilling LP or to a Person controlled by an Affiliate of Drilling LP, including, without limitation, any Allowed Affiliate Account; (ii) it is due or unpaid more than 90 days after the original invoice date; (iii) 20% or more of the Accounts from the Account Debtor are due and unpaid more than 60 days from invoice date or otherwise are not deemed Eligible Accounts hereunder; (iv) the total unpaid Accounts of the Account Debtor exceed 20% of the net amount of all Eligible Accounts (excluding Accounts receivable from Chesapeake, Union Pacific Resource Corporation and Sonat Exploration Company, to the extent of such excess; (v) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; (vi) the Account Debtor, other than Chesapeake, is also Drilling LP's creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Drilling LP, or the Account otherwise is or may become subject to any right of setoff, counterclaim, reserve or chargeback, provided that, in any event, the Accounts of such Account Debtor shall be ineligible only to the extent of the amount owing by Drilling LP to such creditor or supplier or to the extent of such offset, counterclaim, disputed amount, reserve or chargeback; (vii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the proceedings in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; (viii) it arises from a sale to an Account Debtor with its principal office, assets or place of business outside the United States, unless the sale is backed by an irrevocable letter of credit issued or confirmed by Bank and is in form and substance acceptable to Lender, payable in the full amount of the Account in freely convertible Dollars at a place of payment within the United States; (ix) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; (x) (a) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Drilling LP assigns its right to payment of such Account to Lender, in a manner satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940 (31





                                     A-1-6
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         U.S.C. Section 203 et seq.) or (b) the Account Debtor is a state, county or municipality, or a political subdivision or agency thereof, which is subject to any Applicable Law that would disallow an assignment of Accounts on which it is the Account Debtor; (xi) the Account Debtor is located in New Jersey, Minnesota, Indiana, West Virginia or any other state imposing similar conditions on the right of a creditor to collect accounts receivable unless Drilling LP has either qualified to transact business in such state as a foreign corporation or filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year; (xii) the Account is subject to a Lien other than a Permitted Lien; (xiii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Drilling LP and accepted by the Account Debtor or the Account otherwise does not represent a final sale; (xiv) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;
         (xv) Drilling LP has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or (xvi) Drilling LP has made an agreement with the Account Debtor to extend the time of payment thereof.

                 El Reno Property - That certain parcel of real property located in El Reno, Canadian County, Oklahoma and upon which Trend granted to Lender a mortgage in connection with the Original Loan Agreement.

                 Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety or environmental matters.

                 ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

                 Event of Default - as defined in Section 10.1 of the Agreement.

                 Excess Interest - as defined in Section 2.1.3(B) of the Agreement.

                 GAAP - generally accepted account principles in the United States of America in effect from time to time.

                 General Intangibles - all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including all choices in action, causes of action, corporate or other business records, deposit accounts, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, operational manuals, all claims under guaranties, security interests or other security held by or granted to





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         Borrower to secure payment of any of the Accounts by an Account
         Debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Accounts), and excluding drilling contracts other than the Drilling Contracts.

                 Guarantors - collectively, Drilling LP, Drilling LLC, Trend and Bonray and any other or future guarantor of the Obligations.

                 Guaranty Agreements - collectively, the Continuing Guaranty Agreements executed by each of Drilling LP, Drilling LLC, Trend and Bonray.

                 Indebtedness - shall have the meaning ascribed thereto in the Indenture; and in the case of Borrower (without duplication), shall include the Obligations.

                 Indemnified Persons - as defined in Section 11.2 of the Agreement.

                 Inventory - all of Borrower's inventory, whether now owned or hereafter acquired, including, but not limited to, all goods intended for sale or lease by Borrower, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or consumed in Borrower's business; and all documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by Borrower, excluding, however, all Inventory associated with any drilling rig other than the Drilling Rigs.

                 LC Amount - at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

                 LC Guaranty - any guaranty pursuant to which Lender or any Affiliate of Lender shall guaranty the payment or performance by Borrower of its reimbursement obligation under any letter of credit.

                 Letter of Credit - any letter of credit issued by Lender or any of Lender's Affiliates for the account of Borrower.

                 Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract.
         The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

                 Loan Account - the loan account established on the books of Lender pursuant to Section 3.4 of the Agreement.





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
                 Loan Documents - the Agreement, the Other Agreements and the Security Documents.

                 Loan Party - Borrower and each other Person (other than Lender) who is at any time a party to any Loan Document.

                 Loans - all loans and advances of any kind made by Lender pursuant to the Agreement.

                 Losses - as defined in Section 11.2 of the Agreement.

                 Material Adverse Effect - the effect of any event or condition which, alone or when taken together with other events or conditions occurring or existing concurrently therewith, (a) has a material adverse effect upon the business, operations, Properties, condition (financial or otherwise) or business prospects of Borrower and its Subsidiaries, including without limitation, Drilling LP, taken as a whole; (b) has any material adverse effect whatsoever upon the validity or enforceability of any material provisions of the Agreement or any of the other Loan Documents; (c) has or may be reasonably expected to have any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Lender with respect to the Collateral or any material part thereof or the priority of such Liens; (d) materially impairs the ability of Borrower and the other Loan Parties, taken as a whole, to perform their material obligations under this Agreement or any of the other Loan Documents, including repayment of the Obligations when due; or (e) materially impairs the ability of Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents and Applicable Law.

                 Maximum Legal Rate - as defined in Section 2.1.3(A) of the Agreement.

                 Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to Borrower or any Subsidiary; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower or any Subsidiary, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property, other than accounts payable; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and
         (v) Indebtedness of Borrower or any Subsidiary under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower.

                 Mortgage - the mortgage or deed of trust to be executed by Borrower in favor of Lender by which Borrower shall grant and convey to Lender, as security for the





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
         Obligations, a Lien upon the real Property owned in fee by Borrower, located at El Reno, Oklahoma.

                 Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

                 Obligations - all Loans, and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrower to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise, and whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired.

                 Original Term - as defined in Section 4.1 of the Agreement.

                 Original Loan Agreement - that certain Loan and Security Agreement dated as of May 1, 1997 between Trend, Borrower and Lender.

                 Original Loan Documents - the Loan Documents as defined in the Original Loan Agreement.

                 Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Lender in respect of the transactions contemplated by the Agreement.

                 Out-of-Formula Condition - at any date of determination thereof, a condition such that the outstanding principal amount of Revolving Credit Loans plus the LC Amount on such date exceeds the Borrowing Base on such date.

                 Participant - each Person who shall be granted the right by Lender to participate in any of the Loans described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

                 Permitted Indebtedness - shall have the meaning ascribed thereto in the Indenture.

                 Permitted Lien - a Lien of a kind specified in Section 8.2.5 of the Agreement.

                 Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

                 Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.





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                 Projected Debt Service - means the sum of the current portion of Borrower's and each Subsidiaries' long term debt and capitalized lease obligations coming due in the following four quarters, including any maturities of the Loans associated with this Agreement. Projected Debt Service shall exclude the Projected Debt Service attributable to any Unrestricted Subsidiary.

                 Properly Contested - in the case of any Indebtedness of a Loan Party (including any Taxes) that is not paid as and when due or payable by reason of such Loan Party's bona fide dispute concerning its liability to pay same or concerning the amount thereof, that (i) such Indebtedness and any Liens securing same are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) such Loan Party has established appropriate reserves as shall be required in conformity with GAAP,
         (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in a forfeiture of any assets of such Loan Party; (iv) no Lien is imposed upon any of such Loan Party's assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Lender (except only with respect to property taxes that have priority as a matter of applicable state law); (v) if the Indebtedness results from the entry, rendition or issuance against a Loan Party or any of its assets of a judgment, writ, order or decree, such judgment, writ, order or decree is stayed or bonded pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely to such Loan Party, such Loan Party forthwith pays such Indebtedness and all penalties and interest in connection therewith.

                 Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                 Rentals - as defined in Section 8.2.13 of the Agreement.

                 Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

                 Revolving Credit Loan - a Loan made by Lender as provided in
         Section 1.1 of the Agreement.

                 Schedule of Accounts - as defined in Section 6.2.1 of the Agreement.

                 Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

                 Security Agreements - collectively, the Security Agreements executed by each of Drilling LLP, Drilling LLC, Trend and Bonray.





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                 Security Documents - the Guaranty Agreements, Security
         Agreements, and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

                 Senior Debt - means all Money Borrowed, excluding Subordinated Debt.

                 Solvent - as to any Person, such Person (i) owns Property whose fair salable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

                 Subordinated Debt - Indebtedness of Borrower or any Subsidiary that is subordinated to the Obligations in a manner satisfactory to Lender.

                 Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination or any association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or to vote in matters relating to the partnership if a partnership, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof. Notwithstanding the foregoing, the term Subsidiary shall include all Guarantors whether or not included within the foregoing and shall exclude any Unrestricted Subsidiary.

                 Tangible Net Worth - means, at a particular date, the sum of the Borrowers' capital stock (excluding treasury stock), warrants, surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) and debt that is specifically subordinated to the Obligations on the terms acceptable to the Lender accounted on a consolidated basis appearing on a consolidated balance sheet prepared in accordance with GAAP as of the date of determination, and after deducting therefrom the net book value of all assets (after deducting any reserves applicable thereto) which would be treated as intangibles under GAAP (including, without limitation, such items as goodwill, trademarks, trade names, patents and licenses, franchises and operating rights) and excluding the amount of the Borrowers' equity investment in any Unrestricted Subsidiary.

                 Taxes - any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including, without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other





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         political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

                 Total Credit Facility - $10,000,000.

                 Total Liabilities - means indebtedness of the Borrower and its Subsidiaries on a consolidated basis which would in accordance with GAAP be classified as current and long term liabilities of a corporation conducting a business the same as or similar to the Borrower and its Subsidiaries, but excluding debt that is specifically subordinated to the Obligations on terms acceptable to the Lender and total liabilities of any Unrestricted Subsidiary.

                 Trend - Trend Drilling Co., and Oklahoma corporation.

                 Turnkey Accounts - Accounts arising from oil or gas drilling contracts between Drilling LP and owners or operators of oil or gas wells pursuant to which Drilling LP assumes primary control over drilling activity, and is responsible for subcontracting related services.

                 Unrestricted Subsidiary - Any Subsidiary of the Borrower that the Borrower has clarified as an Unrestricted Subsidiary under the Indenture and that has not been reclassified as a Subsidiary pursuant to the terms of the Indenture.

                 Voting Stock - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

                 Ward - Ward Drilling Company.

         TERMS DEFINED IN INDENTURE. Capitalized terms used in this Agreement but not otherwise defined herein, or specifically referenced to the Indenture for their meaning, shall have the meaning given them in that certain Offering Memorandum dated June 19, 1998, pursuant to which Borrower is offering senior notes in an aggregate principal amount not to exceed $100,000,000, without giving any effect to any amendments or modifications thereto after the date thereof ("Indenture"), a copy of which is attached hereto as Exhibit Q.

         OTHER TERMS. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

         CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word "from"





                                     A-1-13
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means "from and including" and the words "to" and "until" each means "to but excluding." The section titles, table of contents and list of Exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof. Wherever the phrase "including" shall appear in the Agreement, such word shall be understood to mean "including, without limitation."

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